AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 5th day of June 2019, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Aberdeen Asset Managers Limited, a Scottish Company (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated November 30, 2016 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Emerging Markets Equity Portfolio of the Northwestern Mutual Series Fund (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions as set forth in this Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”); and

WHEREAS, the Agreement will govern the terms under which the Sub-Adviser will provide investment advisory services to the Emerging Markets Equity Portfolio of the Company (the “Portfolio”); and

WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940, as amended, is authorized and regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.          Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser. The Sub-Adviser shall regard the Adviser as a professional client in respect of its FCA obligations.

2.          Services.   Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolio (the “Board”), the Sub-Adviser shall supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional

Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate in writing to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolio) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a)      Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act and all other applicable laws and regulations, as each is amended from time to time.

(b)      Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades or income repatriation on behalf of the Portfolio in unrestricted markets. With prior approval of the Adviser, the Sub-Adviser may utilize a third party for the foreign currency exchange referenced in the preceding sentence; however, the Sub-Adviser would continue to be responsible for the services provided by the third party. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions in restricted markets will be the responsibility of the Portfolio’s custodian. Currencies in (1) “unrestricted markets” are currencies that are freely traded in the market where there is no market requirement for the foreign exchange transaction in that currency to be directly linked to trading activity, and (2) “restricted markets” are currencies, a list of which will be agreed by the parties, which are not freely traded in the market and where there are standard market requirements that all foreign exchange transactions are directly linked to trading activity. The Adviser confirms that the Sub-Adviser shall have no responsibility or liability for the effectiveness or monitoring of the execution of foreign exchange transactions in restricted markets carried out by the Portfolio’s custodian.

(c)      Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolio with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis (“Best Execution”). Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)      May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, consistent with Best Execution, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its procedures and fiduciary obligations to the Portfolio in question and to such other clients.

(e)      Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person (generally, once per year) or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures each Portfolio’s compliance with all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio.

(f)      Shall, upon request of the Adviser, assist in the fair valuation of Portfolio securities in accordance with procedures adopted by the Board, as amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by the Portfolio, it will notify the Adviser of such determination and provide a fair value recommendation for such security. In addition, the Sub-Adviser will assist the Portfolio and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Portfolio, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share.

(g)      Shall provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(h)      Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolio.

(i)      Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Portfolio’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolio. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions as well as filing and handling all class actions arising with respect to Portfolio securities. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(j)      Shall (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of the Portfolio.

(k)      Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(l)      Shall monitor and comply with the Portfolio’s investment objectives, policies and applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolio). The Sub-Adviser shall also identify, and ensure each Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio(s), including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Portfolio’s assets managed by the Sub-Adviser.

(m)      Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolio, and for providing appropriate instructions to the Portfolio’s custodian(s) regarding the movement of collateral as required.

(n)      Shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)      that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)      of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Portfolio or the Sub-Adviser’s management of the Portfolio, including an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “SEC” or “Commission”), with such notice to be provided if, and to the extent, that notice to the Adviser is permitted;

(3)      of any material fact known to the Sub-Adviser respecting or relating to the Portfolio or the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4)      of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolio hereunder;

(5)      of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees that provide services to the Portfolio; or

(6)    the occurrence of any default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of the Portfolio.

(o)      Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(p)      Is hereby prohibited from consulting with the written list of any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets. The Adviser will provide the written list of the sub-advisers noted in this section prior to effectiveness of the Agreement and will update the list in writing with any changes, which changes will become effective for purposes of this section upon Sub-Adviser’s receipt.

(q)      Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree from time to time.

(r)      Shall provide such additional services and supply such additional information as may be required by laws or regulations, or the Adviser’s interpretation of such laws or regulations, adopted after the effective date of the Agreement that affect the Portfolio or the Adviser.

3.          Use of Affiliate Resources. The Sub-Adviser intends to use resources of its affiliates in providing services under this Agreement. The Sub-Adviser’s affiliates include both entities that are registered as investment advisers in accordance with the requirements of the Advisers Act and rules and regulations promulgated thereunder, and entities that are not registered under the Advisers Act and are located outside the United States. The Sub-Adviser and its affiliates have entered into an Amended and Restated Memorandum of Understanding and Personnel Sharing Procedures dated March 26, 2013 (the “MOU”) pursuant to which investment professionals from each affiliate may render investment management and research and related support services to and on behalf of the Sub-Adviser. The terms of the MOU are intended to comply with current regulatory guidance issued by the SEC related to arrangements involving advisory personnel-sharing amongst affiliated entities of a foreign-based financial institution operating advisory businesses in the United States and foreign countries through a matrixed corporate structure. The MOU provides, among other things, that all affiliate employees providing services to the Sub-Adviser are deemed to be “associated persons” of the Sub-Adviser under Section 202 (a) (17) of the Advisers Act, and are subject to the supervision and oversight of the Sub-Adviser. Recognizing that the Sub-Adviser intends to use certain affiliate employees to provide services under this Agreement and that the continued effectiveness of an MOU that complies with SEC guidance is deemed necessary and desirable by the parties to this Agreement, the Sub-Adviser:

(a)

Shall identify the affiliate employees who will be providing advisory services in support of the Sub-Adviser, the affiliated entity with whom they are associated, and the nature of the services provided by such individuals;

(b)

Represents and warrants that all affiliate employees listed in (a) above providing services on behalf of Sub-Adviser under this Agreement have been deemed to be “associated persons” of the Sub-Adviser and are subject to the supervision and oversight of the Sub-Adviser;

(c)

Represents and warrants that the Sub-Adviser, or its affiliates, as appropriate, have undertaken the appropriate measures necessary to comply with SEC guidance related to advisory personnel-sharing, including, without limitation, arrangements related to designation of an agent for service and affording the SEC access to books and records;

(d)

Shall maintain the effectiveness of the MOU, and shall ensure that the terms of the MOU comply, on an ongoing basis, with current SEC guidance with respect to personnel advisory-sharing by and among registered and unregistered affiliated entities;

(e)

Shall promptly notify the Adviser, in writing, of any material change in the terms of the MOU, or changes in procedures and practices that are related to the MOU and are necessary in order for Sub-Adviser to continue to avail itself of the SEC guidance regarding advisory personnel-sharing by and among registered and unregistered affiliated entities;

(f)

Shall be solely responsible for ensuring ongoing compliance with SEC requirements regarding the registration, supervision and oversight of its personnel and the personnel of any Sub-Adviser affiliate providing services under this Agreement; and

(g)	Shall timely provide to Adviser any deletions to the list of affiliate employees who are providing services in support of the Sub-Adviser under this Section.

4.            Duties of Adviser.

(a)      The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolio (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)      The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)      Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2)      Prospectus(es) of the Portfolio.

(c)      The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

5.          Custody of Portfolio Assets.

(a)      The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request.

(b)      The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolio(s).

(c)      The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy.

6.          Compensation and Expenses.

(a)      For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)      During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c)      The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for the Portfolio, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean any person or entity structured as a US registered investment company, excluding clients whose fees are based on performance, clients that maintain multiple mandates, and clients (including US registered investment company clients) acquired by the Sub-Adviser or its affiliates through purchase, business combinations or the like, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account domiciled in the same jurisdiction as the Portfolio that is of comparable size or smaller in size to the Portfolio and (2) receives similar investment management services to those provided to the Portfolio, including without limitation, having comparable investment guidelines, restrictions and objectives. The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate.

7.          Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)      The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)      The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub-Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

(c)      The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d)      The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio, the Sub-Adviser shall at all times manage the Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolio so that Adviser’s direct exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5 or 4.13.

(e)      The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(f)      The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(g)      The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h)      The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

8.          Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio (including agreements it enters into on behalf of the Portfolio) are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

9.          Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

10.          Indemnification. The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Indemnified Party as a result of: (i) the Sub-Adviser’s material breach of this Agreement; (ii) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials; and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, which has been reviewed by the Sub-Adviser, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Sub-Adviser hereunder. Sub-Adviser’s obligations contained in this Section 10 shall survive the expiration or termination of this Agreement.

11.          Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

12.          Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

13.          Cybersecurity; Confidentiality; Use of Names.

(a)      All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder. The Sub-Adviser shall be responsible and liable for any failure to perform its obligations under this Agreement, or expenses incurred by the Adviser or the Company or Portfolio resulting from a failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach related to, or materially impacting the services provided by the Sub-Adviser to, the Adviser or the Portfolio; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person, and to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the breach and/or acquisition of information.

(b)      The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications.

14.          Use of Third-Party Service Providers.    Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement. Sub-Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio(s) within the meaning of the 1940 Act. Nothing set forth in this Section is intended to prohibit the Sub-Adviser from relying on the provisions set forth in Section 3 of this Agreement permitting the use of affiliate resources by the Sub-Adviser on the terms as expressly set forth therein.

Following the date of this Agreement, Sub-Adviser shall provide thirty (30) days’ prior written notice, where possible, to Adviser of the commencement of any new non-investment advisory services arrangement with a third party to assist it in carrying out its obligations under this Agreement, and where prior notice is not possible, notice shall be provided as soon as reasonably practicable following commencement of services, and in all cases, notice shall be provided in connection with, and no later than, the next reglar periodic compliance report to the

Adviser following commencement of services. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider to assist it in carrying out its obligations under this Agreement and will conduct reasonable oversight and supervision of third-party services. Sub-Adviser represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for complying with the confidentiality and non-disclosure obligations applicable to Sub-Adviser under the terms of this Agreement; (ii) shall implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; (iii) shall use Portfolio holdings data only for purposes as may be required to render the services which they are retained to provide; and (iv) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party to assist it in carrying out its obligations under this Agreement, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser’s duties, obligations and liabilities hereunder shall not be affected in any way whatsoever by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;

(2)	Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions of this Agreement by the third-party service provider;
(3)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of the Sub-Adviser’s third-party service provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law;

(4)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;

(5)

Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any of the foregoing parties as a result of the acts or omissions on the part of the third-party service provider with respect to the services provided to the Sub-Adviser for the Adviser’s account;

(6)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to third-party service provider arrangements, as may be amended from time to time, including, without limitation, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(7)	Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

15.          Acknowledgement; No Personal Liability.    Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Portfolio, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any director, officer, employee or agent of the Company. The Adviser and Sub-Adviser agree that the Portfolio is the only intended third-party beneficiary of this Agreement, except as otherwise provided in this Agreement, the Prospectus, or organizational documents of the Company.

16.          Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, President

To the Sub-Adviser at:

Aberdeen Asset Managers Limited

Bow Bells House

1 Bread Street

London

EC4M 9HH

Attn: Legal

Phone: +44 (0) 20 7463 6000

Fax: +44 (0) 20 7463 6001

Email: Legal.Helpdesk.UK@aberdeen-asset.com

With a copy to:	Aberdeen Standard Investments Inc. (formerly known as Aberdeen Asset Management Inc.)

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Attn: Client Services

Contact: Kristin Magnier

Phone: 215-405-5700

Fax: 215-405-2385

Email: clientservice.americas@aberden-asset.com

17.          Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

18.          Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.          Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.          Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.          Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	ABERDEEN ASSET MANAGERS LIMITED

By: /s/ Kate M. Fleming	By: /s/ Gary Robert Marshall

Name: Kate M. Fleming	Name: Gary Robert Marshall

Title: President	Title: Director

SCHEDULE A

TO

AMENDED INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

Aberdeen Asset Managers Limited

DATED: June 5, 2019

Portfolio	Fee
Emerging Markets Equity	First $250 Million: 0.70%
Next $250 Million: 0.65%
Next $500 Million: 0.60%
Over $1 Billion: 0.55%